EXHIBIT 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the Schedule 13G with respect to beneficial ownership by the undersigned of shares of Class A Common Stock, par value $1.00 per share, of John Wiley & Sons, Inc. filed on or about the date hereof is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to such Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning each such person or entity contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts taken together shall constitute one and the same instrument.

CLARKSTON CAPITAL PARTNERS, LLC

By:	/s/ Jeffrey A. Hakala	February 13, 2026
Name:	Jeffrey A. Hakala
Title:	Chief Executive Officer

CLARKSTON COMPANIES, INC.

By:	/s/ Jeffrey A. Hakala	February 13, 2026
Name:	Jeffrey A. Hakala
Title:	Chief Executive Officer and President

MODELL CAPITAL LLC

By:	/s/ Jeremy J. Modell	February 13, 2026
Name:	Jeremy J. Modell
Title:	Member

JEFFREY A. HAKALA

By:	/s/ Jeffrey A. Hakala	February 13, 2026
Name:	Jeffrey A. Hakala

GERALD W. HAKALA

By:	/s/ Gerald W. Hakala	February 13, 2026
Name:	Gerald W. Hakala

JEREMY J. MODELL

By:	/s/ Jeremy J. Modell	February 13, 2026
Name:	Jeremy J. Modell